Exhibit 99.1

First Quarter 2006 Earnings Webcast Presentation - Prepared Remarks
April 18,2006 - 1:00 PM

Michelle Debkowski:
Thank you. Good afternoon and welcome to National Penn Bancshares, Inc.'s 1st Quarter 2006 Earnings Webcast. We’re glad that you are able to join us.

Questions will be accepted during the conference call via email. Please use the email button located on the conference call screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails. Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, you will see that there are slides with financial highlights available to you for your independent review. The presentation and slides will be available on our Web site as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Many of these factors are listed on the slide on your screen. I’ll give you a moment to review the slide. (PAUSE)

I will now turn today's presentation over to Wayne R. Weidner, Chairman and Chief Executive Officer of National Penn Bancshares.

Wayne Weidner:
Thank you, Michelle. Joining me today is Glenn Moyer, President of National Penn Bancshares and President and Chief Executive Officer of National Penn Bank, and Gary Rhoads, Treasurer and Chief Financial Officer of National Penn Bancshares.

I will start the call today by reviewing highlights from our 1st Quarter 2006 Earnings Release, which is available on the Investor Relations section of our website. Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission. Gary Rhoads will provide an overview of our financials. Glenn Moyer will review our loan growth and credit quality and comment on our overall results for 1st Quarter 2006. I will then wrap up with some concluding comments.

Beginning with financial highlights, our 1st quarter 2006 results, under accounting principles generally accepted in the United States (“GAAP”), reflect earnings of $15 million, a $1.3 million increase over GAAP earnings for 1st Quarter 2005. On a per share basis, we earned $.33 cents per diluted share in 1st quarter 2006, a $.02 per share increase, or 6.5%, over 1st quarter 2005 diluted earnings per share.

Growth in 1st quarter 2006 net interest income, as compared to 1st quarter 2005 net interest income, contributed to our profit performance, as did increases in some key fee income areas. We provided funding in 1st quarter 2006 for our loan loss reserve of $680,000, resulting in a loan loss reserve of 1.73% of total loans and leases at March 31, 2006. Glenn Moyer will provide additional details on the loan portfolio later in this webcast.

Glenn will also comment on the completion of the acquisition of Nittany Financial Corporation, a significant highlight of the 1st quarter.

I’ll now turn the presentation over to Gary Rhoads for a further discussion of our 1st quarter 2006 financial results.

Gary Rhoads:
Thank you and good afternoon. Let me begin by noting that any reference to per share results are to figures that have been restated for the 5-for-4 stock split issued September 30, 2005. 1st quarter 2006 information includes the results of Nittany Financial Corp. from the date of acquisition, January 26, 2006.

This presentation contains supplemental financial information determined by methods other than in accordance with GAAP. National Penn’s management uses this non-GAAP measure in its analysis of the company’s performance.

This non-GAAP measure, annualized net income return on average tangible equity, excludes the average balance of acquisition-related goodwill and intangibles in determining average tangible shareholders’ equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn, as it provides a method to assess management’s success in utilizing the company’s tangible capital.

This non-GAAP disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

I’d also like to note that on January 1, 2006, National Penn adopted Statement of Financial Accounting Standard 123(R), which requires the expensing of our stock-based compensation programs for the fair value of the awards granted. The impact of the adoption of this standard is included in the financial results for the 1st quarter 2006 and all prior period information has been restated to apply the modified retrospective method. The effect of this restatement on the 1st quarter 2005 for both basic and diluted earnings per share is $.01 lower than the amounts reported in the company’s 2005 Form 10-K in footnote 21.

Net income for 1st quarter 2006, in accordance with GAAP, was $15 million, or $.33 per diluted share, compared to GAAP net income of $13.7 million, or $.31 per diluted share, for the same period a year ago.

Our 1st quarter 2006 GAAP earnings produced a return on average assets of 1.24 % and a return on average equity of 13.0%, as compared to 1.23 % and 12.8%, respectively, in 1st quarter 2005.

Net income return on average tangible equity was 25.4% in 1st quarter 2006 compared to 24.3 % in 1st quarter 2005. This ratio is computed by dividing annualized net income by average equity that is reduced by average acquisition related goodwill and intangibles. A reconciliation of this non-GAAP financial measure to our GAAP financial measures is included in our earnings press release available on our website and included in our Report on Form 8-K filed with the SEC earlier today. It is also appended to the end of these prepared remarks, also filed on a Form 8-K with the SEC today.

Net interest margin decreased to 3.79% during this year’s 1st quarter compared to 3.87% during the 1st quarter of 2005. National Penn’s margin has felt the impact of the flat yield curve, which currently provides for little spread between deposit rates and fixed loan rates. Also contributing to the margin decline has been the continuing pressures from the highly competitive markets in which we serve. Despite this margin compression, our growth has resulted in increased net interest income on a full tax equivalent basis for the 1st quarter of 2006 that is approximately $2.0 million higher than net interest income for the 1st quarter of 2005. On an additional positive note, the net interest margin increased 1 basis point from the 3.78% reported during the 4th quarter 2005, and the trend has been for a more stable net interest margin during the past half year.

The provision for loan losses of $680,000 in 1st quarter 2006 represents a $70,000 decrease in the provision when compared to the 1st quarter of 2005. 1st quarter 2006 net charge-offs of $633,000 were $122,000 less than the $755,000 net charge-offs in the 1st quarter of 2005. Glenn will be discussing credit quality in more detail in his remarks.

Non-interest income increases were positive contributors to overall earnings growth when compared to last year’s 1st quarter. Non-interest income of $15.2 million in this year’s 1st quarter is up $1.2 million, or 8.8%, as compared to last year’s 1st quarter. Positive contributors included wealth management income, up $1.0 million or 46.6%, primarily due to the early success of Vantage Investment Advisors, which joined National Penn as part of the Nittany acquisition. In addition, various service charges and fees were up $934,000 or 13.2%. While mortgage banking income was up marginally over last year’s 1st quarter, insurance income was down $307,000 or 14.9%, primarily due to lower contingency revenue. We also incurred additional expenses in this area related to infrastructure improvements to our insurance agency business as we move to centralize certain functions for efficiency and control purposes. Investment gains contributed $377,000 in the 1st quarter of this year as compared to losses of $37,000 in the 1st quarter of 2005.

Non-interest expense of $33.2 million during the 1st quarter of 2006 was 5.3% higher than the same period last year, primarily due to salaries and benefits expense associated with the Nittany Financial Corporation acquisition.

Regarding the balance sheet, including the effect of the Nittany acquisition, total assets grew 11.0% during the past three months to $5.11 billion at March 31, 2006, resulting in our exceeding the 5-billion dollar mark for the first time. Growth in loans and leases over the past three months was $352.9 million, or 11.6%, of which $279.4 million was attributable to the Nittany acquisition. Excluding the Nittany loans, annualized loan and lease growth for the 1st quarter was 9.6% when compared to outstandings at December 31, 2005. Total deposits increased by $307.9 million, or 9.3%, over the past three months to $3.62 billion, of which $249.7 million was attributable to the Nittany acquisition. Excluding the Nittany deposits, annualized deposit growth for the 1st quarter was 7.0% when compared to December 31, 2005, although the deposit growth rate for the past year was a much stronger 13.4%. While we are not satisfied with our 1st quarter 2006 annualized growth rates excluding the effect of the Nittany acquisition, we have found that many of our business relationships have been utilizing their deposited funds to prudently grow their businesses in this expanding economic environment.

At March 31, 2006, National Penn was in compliance with all applicable regulatory capital requirements. National Penn and National Penn Bank each are considered “well capitalized” as defined by banking regulators.

I’d now like to introduce Glenn Moyer, President of National Penn Bancshares.

Glenn Moyer:
Thank you, Gary. I would like to take a few moments to comment on our loan growth and overall credit quality, and our completed acquisition.

As Gary mentioned, at the end of 1st quarter 2006, total loans and leases outstanding are $3.40 billion, representing a 16.2% rate of growth during the past year. Growth in 1st quarter 2006 was enhanced significantly by the acquisition of Nittany Financial Corp. Adjusting for this transaction, core loan growth for the last twelve months was 6.6%. While we would have liked to have seen our overall loan growth percentage in this period grow somewhat faster, we continue to feel that we are being prudent from a pricing, structuring, and a portfolio mix perspective. Given the highly competitive forces at work in all our markets, we have not been as aggressive as others on loan pricing and structuring simply to add overall volume to our loan portfolio. For all of 2006, we are targeting loan growth in the high single, low double-digits and as Gary previously mentioned, our annualized core growth rate of 9.6% in the 1st quarter is a reasonable start toward this goal. Time will tell our success in growing our loan portfolio somewhat faster in 2006 than 2005.

We experienced nice growth in our retail loan category during 1st quarter 2006, although our overall loan portfolio remains skewed toward commercial loans. Specifically, at March 31, 2006, our commercial loan categories represent 74.7% of our total loans. We remain comfortable with this overall loan mix, but as we go forward, we will continue to evaluate the appropriateness of this mix by loan type and make adjustments as deemed appropriate.

The level of “Non-Performing Assets Plus Loans over 90 days delinquent” category at March 31, 2006 was $3.7 million lower than the March 31, 2005 level. Specifically, this number, as of March 31, 2006, is $9.5 million versus $13.2 million at March 31, 2005. We believe we remain appropriately positioned in our overall Loan Loss Reserve at $59.0 million, or 1.73% of Total Loans and Leases, as of March 31, 2006. This is net of 1st quarter net charge-offs of $633,000. Based on the current reserve, our coverage ratio of Non-Performing Assets is 622.0%. This compares to a coverage ratio of 436.3% at March 31, 2005 and 461.7% at December 31, 2005. Based on the strength of these coverages, our review of overall credit quality indicators, and our ongoing loan monitoring processes, we reduced our provision for loan and lease losses during 1st quarter 2006 when compared to 1st quarter 2005. This is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis. While our loan portfolio remains in good condition, we continue to monitor our portfolio’s risk and concentration exposure diligently.

Allow me to shift gears a bit, and provide an update on our acquisition of Nittany Financial Corporation, based in State College, Pennsylvania and home of Penn State University. We finalized this acquisition on January 26, 2006, subsequently merged Nittany Bank into National Penn Bank on March 27, 2006, and now operate Nittany Bank as a division of National Penn Bank. Our combined integration team continues to work hard on insuring a smooth transition for all involved. Our business plan is to work closely with and fully support the current management team led by President Dave Richards. Since Nittany’s inception 7 years ago, the Nittany team has followed a focused growth model that has resulted in their achieving a number 2 deposit market share position in the highly competitive State College marketplace. Our combined team here at National Penn believes that this focused business model is still an appropriate growth model that can leverage the larger resources of National Penn into additional market success and profitability. When we announced the signing of a definitive agreement with Nittany back in September of 2005, we stated that we expected the merger to be non-dilutive to National Penn’s earnings per share by the end of the first full year of combined operations and accretive in the second full year of combined operations. We continue to feel comfortable with this outlook while noting that we will need to work through approximately $.02 per share dilution during the remainder of calendar year 2006. We continue to be optimistic and excited about Nittany joining National Penn.

We are also pleased to note that on April 10, 2006, National Penn Capital Advisors, Inc. a subsidiary of National Penn Bank, announced the acquisition of RESOURCES for Retirement, Inc., a retirement plan investment advisory firm based in Newtown, PA. This acquisition enhances our wealth group’s 401(k)-advisory services, specifically for larger companies. RESOURCES will retain its name and current management.

Once again we have reported solid quarterly earnings. We believe that National Penn remains the preferred local financial services company for the needs of our retail and commercial customers, as well as our shareholders.

I’ll now turn the presentation back to Wayne Weidner.

Wayne Weidner:
To reinforce earlier comments, this extended period of a flattening yield curve and highly competitive pricing environment within our key markets continues to provide earnings challenges, specifically related to net interest income and a compressing net interest margin. Our continuing focus on our fee income areas have produced gains in these segments that has assisted in mitigating the effects of margin compression and have helped us achieve another quarter of increased earnings.

We are excited about the new team from Nittany Financial that has joined our National Penn organization, and we believe our ability to attract strategic acquisitions such as this, in strong demographic and growth-oriented markets has been a key contributor to the overall success of National Penn as we continue our focus on growing earnings and shareholder value.

In conclusion, we’re very pleased that, in 1st quarter 2006, National Penn Bancshares has once again been able to continue its tradition of strong financial performance. This ends our planned remarks, and we will now address questions that have been received during the course of our discussion.

QUESTIONS
Michelle Debkowski:
Thank you, Wayne. We had a few questions presented during the webcast that I’d like to review at this time…….

This concludes our presentation. Thank you for joining us.

Reconciliation Tables for Non-GAAP Financial Measures

	1 Qtr 2006	1 Qtr 2005

Return on average shareholders’ equity	13.0%	12.8%
Effect of goodwill and intangibles	12.4%	11.5%
Return on average tangible equity	25.4%	24.3%

Average tangible equity excludes acquisition-related average goodwill and intangibles:
Average shareholders’ equity (in millions)	$468.9	$434.3
Average goodwill and intangibles (in millions)	(229.2)	(205.8)
Average tangible equity (in millions)	239.7	228.5